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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                AMENDMENT NO. 1



                                       TO


                                 SCHEDULE 13E-4
                         ISSUER TENDER OFFER STATEMENT

     (PURSUANT TO SECTION 13(E)(1) OF THE SECURITIES EXCHANGE ACT OF 1934)

                           -------------------------

                        TITAN WHEEL INTERNATIONAL, INC.
                                (NAME OF ISSUER)

                        TITAN WHEEL INTERNATIONAL, INC.
                      (NAME OF PERSON(S) FILING STATEMENT)

                           -------------------------

                      COMMON STOCK, NO PAR VALUE PER SHARE
                         (TITLE OF CLASS OF SECURITIES)

                                  888328 10 1
                     (CUSIP NUMBER OF CLASS OF SECURITIES)

                             CHERI T. HOLLEY, ESQ.
                 VICE PRESIDENT, SECRETARY AND GENERAL COUNSEL
                        TITAN WHEEL INTERNATIONAL, INC.
                               2701 SPRUCE STREET
                             QUINCY, ILLINOIS 62301
                                 (217) 228-6011
          (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON AUTHORIZED TO
                       RECEIVE NOTICES AND COMMUNICATIONS
                  ON BEHALF OF THE PERSON(S) FILING STATEMENT)

                           -------------------------

                                    COPY TO:

                          ALBERT F. BENDER, III, ESQ.
                     ARMSTRONG, TEASDALE, SCHLAFLY & DAVIS
                      ONE METROPOLITAN SQUARE, SUITE 2600
                           ST. LOUIS, MISSOURI 63102
                                 (314) 621-5070

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                               FEBRUARY 25, 1997
     (DATE TENDER OFFER FIRST PUBLISHED, SENT OR GIVEN TO SECURITY HOLDERS)

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     This Amendment No. 1 amends and supplements the Issuer Tender Offer
Statement on Schedule 13E-4 (the "Statement") dated February 25, 1997 relating to the tender offer by Titan Wheel International, Inc., an Illinois corporation (the "Company"), to purchase up to 5,000,000 shares of its common stock, no par value per share (the "Shares"), at prices, net to the seller in cash, not greater than $15.00 nor less than $12.50 per Share, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated February 25, 1997 (the "Offer to Purchase") and the related Letter of Transmittal (which are herein collectively referred to as the "Offer"). Copies of such documents are filed as Exhibits (a)(1) and (a)(2), respectively, to the Statement. Capitalized terms used herein but not defined herein shall have the meanings assigned to such term in the Offer to Purchase.



ITEM 9. MATERIAL TO BE FILED AS EXHIBITS.



     Item 9 is hereby amended by the addition of the following Exhibit:



    (a)(10)    Form of Press Release issued by the Company dated March 25,
               1997.

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                                   SIGNATURE

     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                          TITAN WHEEL INTERNATIONAL, INC.

                                          By: /s/ Kent W. Hackamack
                                            ------------------------------------
                                            KENT W. HACKAMACK
                                            Vice President of Finance
                                            and Treasurer


Dated: March 25, 1997

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                               INDEX TO EXHIBITS


 ITEM                              DESCRIPTION                           PAGE
(a)(10)    Form of Press Release issued by the Company, dated March 25,
           1997